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                               CERTIFICATE OF AMENDMENT
                                          OF
                             CERTIFICATE OF INCORPORATION
                                          OF
                                 WAVETEK CORPORATION


    Wavetek Corporation, a Delaware corporation (the "Company"), hereby certifies as follows:

    FIRST. The Board of Directors of the Company duly adopted a resolution setting forth and declaring advisable the amendment of Article Fourth of the Certificate of Incorporation of the Company to increase the total number of shares which the Company shall have authority to issue, to eliminate the two classes of common stock and to effect a ten-for-one stock split of common stock, so that, as amended, said Article shall read as follows:

    "FOURTH. The total number of shares which the corporation shall have the authority to issue is 15,000,000 shares of Common Stock, par value $.01 per share. Upon the amendment of this Article Fourth, each outstanding share of Common Stock shall be subdivided into ten shares of Common Stock."

    SECOND. In lieu of a vote of stockholders, written consent to the foregoing amendment has been given by the holders of a majority of the outstanding stock entitled to vote thereon in accordance with the provisions of
Section 228 of the General Corporation Law of the State of Delaware (the "DGCL"); written notice will be given to those stockholders who have not consented in writing as provided in said Section 228; and such amendment has been duly adopted in accordance with the provisions of Section 242 of the DGCL.

         IN WITNESS WHEREOF, Wavetek Corporation has caused this certificate to be signed by Terence J. Gooding, its chairman, as attested by Vickie L. Capps, its Secretary, on this 9th day of June, 1997.


                             By:   /s/ Terence J. Gooding
                                   ----------------------
                                   Terence J. Gooding

Attest:


By: /s/ Vickie L. Capps
    -------------------
    Vickie L. Capps